EXHIBIT 21

List of Subsidiaries

Marimed Advisors Inc. (formed in Massachusetts)

Mia Development LLC (formed in Massachusetts)

Mari Holdings IL LLC (formed in Massachusetts)

Mari Holdings NV LLC (formed in Massachusetts)